6100 Uptown Blvd NE, Suite 600, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

SANTA FE GOLD APPOINTS NEW INTERIM CFO AND CORPORATE SECRETARY

ALBUQUERQUE, New Mexico – May 12, 2014 – Santa Fe Gold Corporation (OTCBB: SFEG) is pleased to announce the appointment of Frank G. Mueller as interim Chief Financial Officer and Corporate Secretary, effective immediately. Mr. Mueller is replacing the current CFO, Mr. Michael Martinez, and the current Corporate Secretary, Mr. Ryan Carson.

Mr. Mueller has over 20 years of experience in private accounting and financial management. Prior to joining Santa Fe in 2010 as Assistant Comptroller, Mr. Mueller served for six years as the Senior Business Manager for two divisions of Cornell Company, a NYSE publicly-traded private prison organization that merged with The GEO Group, Inc. (NYSE:GEO) in 2010. At the Cornell Company, Mr. Mueller was responsible for financial reporting, revenues, budgeting and inventory for 20 plus facilities in multiple states. Earlier in his career, he served in several companies as CFO and Controller. Mr. Mueller holds a Bachelor of Science Degree in Business Administration with Honors, from the University of Texas at El Paso and a Masters Degree in Accounting from New Mexico State University.

ABOUT SANTA FE GOLD

Santa Fe Gold is a U.S.-based mining and exploration enterprise focused on acquiring and developing gold, silver, copper and industrial mineral properties. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico; (ii) a substantial land position near the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Mogollon gold-silver project, within trucking distance of the Lordsburg mill; (iv) the Ortiz gold property in north-central New Mexico; (v) the Black Canyon mica deposit near Phoenix, Arizona; and (vi) a deposit of micaceous iron oxide (MIO) in Western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS – SAFE HARBOR

This press release contains forward-looking statements. Those statements constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "anticipates," believes," "should," "intend," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. For Santa Fe, these statements are subject to the following risks and uncertainties: uncertainty of the outcomes of litigation and risks associated with the inherent uncertainty of future litigation results, adverse outcomes in litigation may result in significant monetary damages or injunctive relief that could adversely affect our ability to conduct our business. All forward-looking statements included in this release are made as of the date of this press release, and Santa Fe assumes no obligation to update any such forward-looking statements.

CONTACT:

Santa Fe Gold Corp
Pierce Carson
President & CEO
(505) 255-4852
pcarson@santafegoldcorp.com